Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                              1996         1995          1994
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   Computation of Primary Earnings
     per Share:

   Net Income (a)                     $28,023,000   $21,002,000   $18,526,000
                                      -----------   -----------   -----------
   Shares:
     Weighted average shares
       outstanding                     47,676,511    45,000,000    45,000,000

     Add: Shares issuable from
          assumed exercise of
          options (as determined
          by the application of the
          treasury stock method)                -       187,320       187,320
                                      -----------   -----------   -----------
   Weighted average shares
     outstanding, as adjusted (b)      47,676,511    45,187,320    45,187,320
                                      -----------   -----------   -----------

   Primary Earnings per Share
     (a) / (b)                        $       .59   $       .46   $       .41
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